Exhibit 99.1

Fennec Pharmaceuticals Expects to Receive Complete Response Letter from the FDA for its New Drug Application for PEDMARK™ to Prevent Ototoxicity Associated with Cisplatin in Pediatric Patients with Localized, Non-Metastatic, Solid Tumors

~ FDA Pre-Approval Inspection Identified Deficiencies with the Facility of the Drug Product Manufacturer, Which Require Resolution Prior to PEDMARK Approval ~

RESEARCH TRIANGLE PARK, N.C., November 29, 2021 – Fennec Pharmaceuticals Inc., a specialty pharmaceutical company, today announced that it expects to receive a Complete Response Letter (CRL) after the PDUFA target action date of November 27, 2021 from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for PEDMARKTM (a unique formulation of sodium thiosulfate), for intravenous administration for the prevention of ototoxicity associated with cisplatin chemotherapy in pediatric patients ≥1 month to 18 years of age with localized, non-metastatic, solid tumors.

The FDA has indicated that, following a recent completion of a pre-approval inspection of the manufacturing facility of our drug product manufacturer, deficiencies have been identified. Once the official CRL is received, the Company plans to request a Type A meeting to discuss the deficiencies and steps required for the resubmission of the NDA for PEDMARKTM.

About PEDMARK™ (A unique formulation of sodium thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic agents for many pediatric malignancies. Unfortunately, platinum-based therapies cause ototoxicity, or hearing loss, which is permanent, irreversible and is particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe, it is estimated that, annually, more than 10,000 children may receive platinum-based chemotherapy.  The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this type of hearing loss and only expensive, technically difficult, and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

The Marketing Authorization Application (MAA) for sodium thiosulfate (tradename PEDMARQSI) is currently under evaluation by the European Medicines Agency (EMA). PEDMARK has received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development of PEDMARK™ for the prevention of platinum-induced ototoxicity in pediatric patients.  Further, PEDMARK has received Orphan Drug Designation in the U.S. for this setting. Fennec has a license agreement with Oregon Health and Science University for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans.  For more information, please visit www.fennecpharma.com

Forward-Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. These forward-looking statements include the Company’s expectations regarding its interactions and communications with the FDA, including its expectation to discuss with the FDA the issues raised in the CRL and the Company’s plans to address them. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks and uncertainties that regulatory and guideline developments may change, scientific data and/or manufacturing capabilities may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, Fennec’s reliance on third party manufacturing, unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Fennec disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Investors:

Robert Andrade

Chief Financial Officer

Fennec Pharmaceuticals Inc.

+1 919-246-5299

randrade@fennecpharma.com

Corporate and Media:
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com